Exhibit 10.4

CERTAIN INFORMATION IN THIS EXHIBIT, MARKED AS [REDACTED], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

07/19/2023

Miguel Milano
[REDACTED]
[REDACTED]
[REDACTED]

Dear Miguel,

I am pleased to offer you a position with Salesforce, Inc. (the "Company") as a President, Chief Revenue Officer for a start date of August 1, 2023, reporting to Brian Millham, Chief Operating Officer. This offer of employment is contingent upon acceptable results from a background investigation. This offer is also contingent upon your being eligible to work in the United States. For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your hire date, or your employment may be terminated. If you require work sponsorship, the Company will sponsor you for a work visa to the extent of your eligibility.

In the event Salesforce is required to obtain an U.S. Department of Commerce Bureau of Industry & Security export license for your employment, this offer is contingent upon receipt of that license. In support of that application process, you will be required to provide additional information to support the U.S. export license application submission.

I. Compensation

Base Salary
If you decide to join us, you will receive an initial annual base salary of $900,000.00, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. Your base salary and any other amounts or benefits you are entitled to receive from the Company will be paid or provided to you less applicable withholdings.

Gratitude Bonus
In addition, you will be eligible to receive an initial annual discretionary bonus pursuant to the Company’s Gratitude Bonus Plan based on your individual performance, Company performance, and the Company’s funding formula. Your initial bonus target for the Company’s fiscal year (February 1 through January 31) shall be 100% of your base salary and will be paid according to the terms of the Gratitude Bonus Plan, which is subject to change at the Company’s discretion, and prorated accordingly for any fiscal year in which you do not work a full twelve months.

Retention Bonuses
The Company is pleased to offer you a retention bonus of $3,000,000 (the “Retention Bonus”) (to be paid less applicable taxes and withholdings). The Retention Bonus will be earned as follows:

You will earn and the Company will pay you $1,500,000 of the Retention Bonus if you remain actively employed with the Company in the Chief Revenue Officer position and you continue to perform your duties in that position through August 1, 2024 (“First Retention Date”). You will also earn and the Company will pay you an additional $375,000 of the Retention Bonus each time you remain actively employed with the Company and you continue to perform your duties satisfactorily through November 1, 2024 (“Second Retention Date”), February 1, 2025 (“Third Retention Date”), May 1, 2025 (“Fourth Retention Date”), and August 1, 2025 (“Fifth Retention Date”); and provided that prior to each Retention Date your employment with the Company does not end in a manner that constitutes a Disqualifying Termination (as defined below).

The payment of the applicable Retention Bonus, less applicable withholdings, will occur no later than 15 calendar days after the applicable Retention Date.

If you have a Disqualifying Termination before the applicable Retention Date, you will not have earned and will not be entitled to payment for any portion of such Retention Bonus or any subsequent Retention Bonus. However, if your employment terminates for reasons other than a Disqualifying Termination, you will be entitled to the Retention Bonus(es) you would have earned had you remained an employee through the Fifth Retention Date.

Disqualifying Termination
“Disqualifying Termination” shall mean that you voluntarily resigned your employment for any reason, or are terminated for Cause (as defined below).

For purposes of this letter, “Cause” shall mean your: (i) conviction of, or plea of nolo contendere to, a felony; (ii) failure to perform the duties of your position as determined by the Company; (iii) chronic un-approved absenteeism from the Company; (iv) engaging in conduct that violates the Company’s Code of Conduct or other policies; (v) engaging in any willful act or omission outside the ordinary course of your duties for the Company which materially injures or could reasonably be expected to materially injure the financial condition or business reputation of the Company; (vi) engaging, in connection with your services for the Company, in material misconduct or material neglect (including, without limitation, fraud, dishonesty, misappropriation, embezzlement or gross neglect); or (vii) breach of the Proprietary Rights Agreement or material breach of any other agreement with the Company.

Relocation Assistance
You are eligible to receive relocation assistance pursuant to the Company’s relocation plan, the material terms of which are summarized in Exhibit A. The details of your relocation package will be sent to you under separate cover per the Company’s relocation policy.

II. Equity Grants

Restricted Stock Units
In addition, we intend to recommend that you be granted, subject to the approval of the Company’s Board of Directors (“the Board”), Restricted Stock Units (“RSUs”), the number of which shall be calculated as follows: $5,500,000 USD divided by the average closing sale price of one share of salesforce common stock as reported on the New York Stock Exchange on the date of grant. The RSUs shall vest 25% on the first anniversary of the grant date and 1/16th of the grant amount each quarter thereafter, subject to the terms and restrictions set forth in the RSU Award agreement and Salesforce, Inc. equity plan(s), as may be modified from time to time (the “2013 Equity Incentive Plan”).

Performance Restricted Stock Units
In addition, we intend to recommend that you be granted, subject to the approval of the Company’s Board of Directors (“the Board”), Performance-based Restricted Stock Units (“PRSUs”) in the amount of $5,500,000 USD. The PRSU grant value will be converted into units using the fair market value of one PRSU share on the date in which the PRSU

Award is granted. The earned PRSU Award at the end of the three-year performance period, if any, will be based on a) 50% on the achievement of non-GAAP operating margin targets for each of the 2024, 2025, and 2026 fiscal years (with ⅙ of the total target shares tied to each of the three, one-year measurement periods), and b) 50% on the achievement of relative total shareholder return (“rTSR”) over the three-year performance period from the date of grant, all subject to the terms and restrictions set forth in the 2013 Equity Incentive Plan and the PRSU Award agreement.

Conditions Applicable to RSUs and PRSUs
The above grants are subject to the terms and conditions of the 2013 Equity Incentive Plan and your grant agreement(s), which will be provided to you shortly after the grant date, and the laws of your state and/or country of residence. The vesting date of RSU and PRSU grants will be set upon the Board’s approval and you will be notified in writing of the same. The Company will provide you with a copy of the 2013 Equity Incentive Plan upon request.

The Company reserves the absolute right in its sole discretion to suspend, modify, cancel or terminate the 2013 Equity Incentive Plan at any time without compensation to you or any other of the participating employees. Your participation in the 2013 Equity Incentive Plan is entirely voluntary and the benefits that are afforded under the 2013 Equity Incentive Plan do not form an employment contract with the Company or its subsidiaries. The RSUs and PRSUs acquired under the 2013 Equity Incentive Plan are not part of your salary or other remuneration for any purposes, including, in the event your employment is terminated, for purposes of computing payment during any notice period, payment in lieu of notice, severance pay, other termination compensation or indemnity (if any) or any similar payments. You remain responsible to comply with any applicable legal requirements in connection with your participation in the 2013 Equity Incentive Plan and for any taxes arising from the grant, vesting or exercise of RSUs, PRSUs, the subsequent sale of your shares and the receipt of any dividends (regardless of any tax withholding and/or reporting obligations). Further, we recommend that you seek independent advice from your personal accountant or tax advisor at your own expense regarding the tax implications of your participation in the 2013 Equity Incentive Plan.

III. Employee Benefits
As a Company employee, you are also eligible to receive certain employee benefits. The Company reserves the right to change the benefits and compensation programs at any time.

Severance Benefits
In the event the Company terminates your employment for reasons other than Cause as defined in Section I. above and conditional upon you signing a full and final (irrevocable) release of claims in the Company’s standard form, you will be eligible for severance payments equal to one year of your annual base salary plus an amount equal to your annual bonus target, each at the level in effect immediately prior to your termination date, to be paid, less applicable withholdings, in monthly installments for twelve (12) months following your termination date. Eligibility for the severance payments is also conditional upon not providing services to a competitor, as determined by the Company.

For the avoidance of doubt, in the event of a qualifying termination during the Change of Control Period as defined by the Change of Control and Retention Agreement (“Change of Control Agreement”) applicable to Section 16 Officers (as defined under Section 16 of the U.S. Securities and Exchange Act of 1934, as amended), and so long as you are a Section 16 Officer of the Company, you will be eligible for the Change of Control severance payments under the Change of Control Agreement and not the severance payments outlined in this paragraph.

IV. At-Will Employment
If you choose to accept this offer, your employment with the Company will be “at-will” and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause or advance notice. This also means that the Company can change or modify the terms and conditions of your employment including, without limitation, your job duties, reporting structure and compensation, at any time with or without cause. Nothing in this offer letter modifies or changes your status as an at-will employee.

V. Obligations to Third Parties
In your work for the Company, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You further represent that when working for the Company, you will not violate the terms of any restrictive contract you might have signed with a former employer or other person. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these parameters.

In the event any previous employer of yours alleges that your joining the Company is a breach of a non-compete or other restrictive-covenant agreement between you and that employer, you understand that the Company will not indemnify you or pay for your representation against any such claims. You further understand that if a court or arbitrator determines or mandates that you may not work for the Company for a period of time as a result of a restrictive covenant that you signed with a previous employer, you will not be entitled to any pay or equity vesting from the Company during that period and the Company may terminate your employment. You understand that you are responsible for obtaining your own legal advice on the enforceability and extent of any restrictive covenants you have signed with any former employer.

VI. Arbitration Agreement
Attached to this offer letter is an arbitration agreement for your review. Once you have reviewed it, please sign and date it where indicated and return it along with the other documents provided with this offer letter in the enclosed envelope.

VII. Outside Business Activities and Board Membership
Because of the nature of the Company’s business and the identities of our customers, partners and prospects, outside activities (including for example sitting on the board of another company) may present many areas of actual or potential conflict. If you wish to engage in any outside activities that take time away from your job at the Company, create a possible conflict with the Company or are related in any way to the Company’s business, you must disclose these activities to the Company immediately and prior to your start date.

VIII. Section 409A
The Company intends for all payments and benefits under this offer letter to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that you will not be subject to an additional tax under Section 409A on any payments or benefits under this offer letter, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. As a result, payment of all or a portion of any termination-related benefits will be delayed until the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A on any such termination-related payments. In addition, each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions that are necessary, appropriate or desirable to avoid subjecting you to an additional tax or income recognition under Section 409A prior to actual payment of any payments and benefits under this offer letter, as applicable. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

IX. Miscellaneous
You will be asked to provide your social security number for an I-9 form as part of your on-boarding process. Please note that we will also be using your social security number for purposes of benefits and payroll administration.

This U.S. offer letter replaces the UK employment agreement dated May 11, 2023 executed by you and Salesforce UK Ltd (“UK Employment Agreement”). For the avoidance of doubt, the UK Employment Agreement is rescinded and therefore null and void. This U.S. offer letter fully sets forth all of your compensation information and other terms of your employment with the Company, and you agree that in making your decision to join the Company you are not relying on any oral or other representations concerning any other compensation or consideration or the duration of your employment with the Company, including but not limited to any value associated with your equity awards (including restricted stock units or performance-based restricted stock units), or any other terms of employment.

This offer of employment expires on July 25, 2023. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. In addition to this offer letter and the attached Arbitration Agreement, you will also be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement (“Proprietary Rights Agreement”) and the Company’s Global Employee Handbook and Code of Conduct as a condition of your employment. This offer letter, along with any agreements relating to proprietary rights between you and the Company and the Arbitration Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral, including the UK Employment Agreement dated May 11, 2023 and the RSU letter dated May 11, 2023 (each of which are null and void). Except for at-will employment and the arbitration agreement, the Company reserves the right to revise, amend or modify the terms of employment. Any revision or amendment of at-will employment or the arbitration agreement must be in writing, signed by the parties. No oral statements or representations can change the provisions of this offer letter.

We look forward to working with you at salesforce.com. Welcome aboard!

Best Regards,

/s/ Brent Hyder
Brent Hyder
President, Chief People Officer

AGREED TO AND ACCEPTED

/s/ Miguel Milano Aspe                    Jul-21-2023
Miguel Milano Aspe                    Date